UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 4, 2008

ActivIdentity Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34137	45-0485038
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6623 Dumbarton Circle, Fremont, California	94555
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (510) 574-0100

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 4, 2008, Jacques Kerrest, age 61, began serving as the Chief Financial Officer and Chief Operating Officer of ActivIdentity Corporation (the “Company”).  Prior to joining the Company, Mr. Kerrest served as Chief Financial Officer of various companies.  From September 20, 2004 until his resignation, effective March 31, 2008, Mr. Kerrest served as the Chief Financial Officer of Virgin Media, Inc.; from June 2003 to August 2004, Mr. Kerrest was the Managing Director and Chief Financial Officer of Equant, N.V.; from August 1997 to May 2003, Mr. Kerrest was the Senior Vice President and Chief Financial Officer of Harte-Hanks, Inc.; from August 1995 to July 1997, Mr. Kerrest served as the Chief Financial Officer of Chancellor Broadcasting Company; and from 1993 to July 1995, Mr. Kerrest was the Chief Financial Officer of Positive Communications, Inc.

As the Chief Financial Officer and Chief Operating Officer, Mr. Kerrest will initially be compensated with an annual base salary of $325,000 (“Base Salary”) and with an annual bonus with a targeted payout equal to 65% of his annual base salary (which amount will be pro rated for fiscal 2008 and which can be paid out above or below the targeted level at the discretion of the Compensation Committee) (“Target Bonus”).

Mr. Kerrest was also granted two options to purchase shares of Company common stock.  The first option, which represents the right to acquire 650,000 shares at a price of $2.51 per share, will vest with respect to one-quarter of the underlying shares on the first anniversary of the date of grant and then with respect to the remaining shares monthly thereafter over the next three years so that it is fully vested on the fourth anniversary of the date of grant.  This first option will vest immediately if, following a “Change of Control” (as defined), Mr. Kerrest is removed as Chief Financial Officer or Chief Operating Officer and such removal is other than for “Cause” (as defined).  The second option represents the right to acquire 700,000 shares at a price of $2.51 per share.  This option will vest only if the average closing stock price for the Company’s common stock over any given 90-day period within four years from the date of grant equals or exceeds $4.50 per share.  Once this condition has been met, the option will vest with respect to 350,000 shares and then will vest monthly thereafter with respect to the remaining 350,000 shares over the next 12 months, provided that Mr. Kerrest continues to provide service to the Company during that time.  If the stock price vesting condition is not achieved within four years from the date of grant, then this second option will be forfeited in its entirety.  This second option will vest immediately if, following a Change of Control, Mr. Kerrest is removed as Chief Financial Officer or Chief Operating Officer and such removal is other than for Cause.  Both options have a seven-year term and both were granted outside of the Company’s existing stockholder-approved equity compensation plans.  These options were granted as “inducement” awards under NASDAQ Marketplace Rule 4350 and are subject to the terms and conditions of the Company’s 2004 Equity Incentive Plan as if they were granted under that plan.

If, in the absence of a Change of Control, Mr. Kerrest’s employment with the Company is terminated by the Company without Cause or he resigns his employment for “Good Reason” (as defined), then he will receive: (i) 12 months’ Base Salary, plus the Target Bonus for that year, less applicable withholding taxes; (ii) up to 12 months of continuing COBRA health coverage; and (iii) partial acceleration of the vesting of the first option (summarized above) such that it vests with respect to an additional 162,500 shares as of the date of termination.

If Mr. Kerrest’s employment is terminated without Cause or if he resigns for Good Reason within a year following a Change of Control, then he shall be entitled to receive: (i) 18 months’ Base Salary, plus the Target Bonus for that year, less applicable withholding taxes; (ii) up to 12 months of continuing COBRA health coverage; and (iii) accelerated vesting of both the first option and the second option (both are summarized above) such that they are fully vested and immediately exercisable upon termination.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
10.1	Employment Agreement, dated as of August 1, 2008, by and between ActivIdentity Corporation and Jacques Kerrest

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ActivIdentity Corporation
(registrant)

Date: August 6, 2008	By:	/s/ Jerome N. Pintar
Jerome N. Pintar
Vice President